EX-28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Lincoln Variable Insurance Products Trust and to the use of our report dated February 28, 2022 on the financial statements and financial highlights of LVIP Delaware Diversified Income Fund, LVIP Delaware High Yield Fund, LVIP Delaware Limited-Term Diversified Income Fund, LVIP Delaware REIT Fund, LVIP Delaware SMID Cap Core Fund, LVIP Delaware U.S. Growth Fund and LVIP Delaware Value Fund, each a series of shares of Lincoln Variable Insurance Products Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2022